EXHIBIT 4.7(c)



                            AMENDMENT
                              TO THE
   MILLENNIUM CHEMICALS INC. EXECUTIVE LONG-TERM INCENTIVE PLAN



          WHEREAS, Millennium Chemicals Inc. (the "Company") maintains the Millennium Chemicals Inc. Long-Term Incentive Plan
(effective as of October 1, 1997) (the "Plan");

          WHEREAS, pursuant to Section 21 of the Plan, the Board of Directors of the Company (the "Board") reserves the right to amend the Plan;

          WHEREAS, the Board previously approved the "Termination
Amendment" to the Plan effective as of October 23, 1997 (the
"Termination Amendment"); and

          WHEREAS, the Board desires to amend the Plan;

          NOW, THEREFORE, effective as of January 1, 1998, the
Plan is amended as follows:

          1. Section 3 of the Termination Amendment to the Plan is amended by adding the following sentence to the end thereof:

     Other than with respect to any participant in the 1997 Millennium Petrochemicals Inc. Plan, in lieu of any Award being distributed to a Participant pursuant to the previous sentence of this Section 3, a Participant may elect to have all or any part of such Award deferred under the Millennium Chemicals Inc. Salary and Bonus Deferral Plan and be subject to the terms of such plan (the "Deferred Award"); provided, however, that such Deferred Award shall continue to be subject to the forfeiture provisions of Section 11 of the Plan.

          2. In all other respects, the Plan is hereby ratified and confirmed.

          IN WITNESS WHEREOF, this amendment has been executed the ____ day of _______________, 19___.

                         MILLENNIUM CHEMICALS INC.




                         By: /s/ George H. Hempstead
                             Senior Vice President
                             Law and Administration